Exhibit (a)(1)(B)

DCB Financial Corp is pleased to announce that we are offering our employees and non-employee directors the opportunity to voluntarily exchange outstanding stock options for shares of restricted stock of DCB Financial Corp. The attached files contain the following documents relating to DCB’s Offer to Exchange Outstanding Stock Options.

•	Option Exchange Offer letter from Ron Seiffert
•	Document titled “Offer to Exchange Outstanding Stock Options”
•	Election Form – includes Exhibit A
•	Change in Election Form – includes Exhibit A
•	Form of DCB Financial Corp Restricted Stock Award Notice

You will receive separately an individualized option statement of account reflecting the options you currently hold. We strongly urge you to read the “Offer to Exchange Outstanding Stock Options” and the other offer materials to understand the terms of, and your rights with respect to, the exchange offer.

Your right to elect to exchange your options and your right to withdraw such election will expire at 5:00 P.M. Eastern Time, on December 23, 2014. If you miss this deadline, you will not be permitted to participate in this exchange offer.

If you have any questions about our exchange offer or your stock options, please contact me by email at DMohr@dcb-t.com or by telephone at (740) 657-7510.

Sincerely,

Dan

J. Daniel Mohr

Executive Vice President and Chief Financial Officer

DCB Financial Corp

The Delaware County Bank and Trust Company

110 Riverbend Avenue

Lewis Center, Ohio 43035

dmohr@dcb-t.com

(740) 657-7510

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